As filed with the Securities and Exchange Commission on June 21, 2000
                                           Registration No. 333-79563
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               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

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                 POST-EFFECTIVE AMENDMENT NO. 2
                               TO
                            FORM S-3

                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

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                     REYNOLDS METALS COMPANY
     (Exact name of registrant as specified in its charter)


     Delaware                                        54-0355135
(State or other jurisdiction                      (I.R.S. Employer
of incorporation or organization)                 Identification No.)


           6601 West Broad Street, Richmond, VA 23230
                         (804) 281-2000

       (Address, including zip code, and telephone number, including area code, of principal executive offices)

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D. MICHAEL JONES, ESQ., Senior Vice President and General Counsel
                               and
   BRENDA A. HART, ESQ., Chief Securities/Finance Counsel and
                       Assistant Secretary
                     Reynolds Metals Company
           6601 West Broad Street, Richmond, VA 23230
                         (804) 281-2000

           (Names, addresses, including zip code, and telephone numbers, including area code, of agents for service)

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   DEREGISTRATION OF SECURITIES AND WITHDRAWAL OF REGISTRATION
                            STATEMENT

     Pursuant to Registration Statement No. 333-79563 on Form S-3 (the "Registration Statement"), Reynolds Metals Company, a Delaware corporation ("Reynolds"), registered $150,000,000 principal amount of its debt securities. Pursuant to Rule 429 of the Securities Act of 1933, as amended, the prospectus contained in the Registration Statement also related to $12,500,000 principal amount of debt securities which remained unsold under Reynolds' previously filed Registration Statement No. 33-43443 on Form S-3.

     On August 18, 1999, Alcoa Inc. ("Alcoa"), Reynolds and RLM Acquisition Corp., a wholly owned subsidiary of Alcoa ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement") providing for a merger pursuant to which Merger Sub would merge with and into Reynolds, with Reynolds surviving as a wholly owned subsidiary of Alcoa (the "Merger"). The Merger became effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on May 3, 2000 (the "Effective Time"). Under the terms of the Merger Agreement, each outstanding share of Reynolds common stock was converted at the Effective Time into the right to receive 1.06 shares of Alcoa common stock. As a result of the Merger, Reynolds has terminated all offerings of Reynolds debt securities under its existing registration statements, including the Registration Statement.

     Reynolds hereby:

     (1) confirms that no securities have been issued pursuant to the Registration Statement;

     (2) deregisters all $150,000,000 principal amount of debt securities originally registered under the Registration Statement, plus $12,500,000 principal amount of debt securities remaining unissued under Registration Statement No. 33-43443 previously filed by Reynolds, such deregistration being in accordance with an undertaking made by Reynolds in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering; and

     (3) pursuant to Rule 477 of the Securities Act of 1933, as amended, withdraws the Registration Statement.




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                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on this 21st day of June, 2000.


                            REYNOLDS METALS COMPANY


                            By  D. MICHAEL JONES
                               --------------------------------
                                D. Michael Jones
                                Senior Vice President and General Counsel
                                (Agent for Service named in the
                                Registration Statement)





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